Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into             , 2017 (the “Effective Date”), by and between Thomas A. Rizk (“Executive”), Workspace Property Trust, a Maryland real estate investment trust (the “Trust”), and                   (the “Employer”) (the Trust and the Employer being sometimes hereinafter jointly referred to as the  “Company”).

RECITALS

WHEREAS, Executive is currently employed as the Chief Executive Officer of Workspace Property Management, L.P. (“WPM”), which manages the real estate business conducted by Workspace Property Trust, L.P. (“WPT”); and

WHEREAS, WPT has caused to be formed the Trust, which will issue its units of beneficial interest to the public in an initial public offering, and thereafter conduct the real estate business previously conducted by WPT, directly and through various subsidiaries; and

WHEREAS, pursuant to the transactions described in the preceding paragraph, the management functions previously conducted by WPM will be transferred to the Employer, and the employees of WPM, including Executive, will become employees of the Employer; and

WHEREAS, the Employer desires to employ Executive, and to enter into this Agreement to set forth the terms and conditions of his employment, and Executive desires to accept such employment, pursuant to the terms and provisions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.                                      Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment, upon the terms and conditions set forth in this Agreement.  Effective as of the Effective Date, the terms and conditions of Executive’s employment by the Company shall be governed by the terms of this Agreement, which shall supersede all prior understandings and agreements, written or oral, with respect to Executive’s employment by WPM.  Executive shall be employed by the Employer, and shall also serve as an officer of the Trust.

2.                                      Employment Period.

(a)                                 The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date, and ending December 31, 2020, subject to earlier termination as provided for herein (the “Initial Term”). Commencing with December 31, 2020 and on each December 31 thereafter, this Agreement will be automatically extended for an additional one year period (each, a “Renewal Term” and together with the Initial Term, the “Term”), through the following

December 31, unless either party notifies the other party in writing, not fewer than ninety (90) days prior to such December 31, that it has elected not to extend the Term, in which event the Term shall expire on such December 31, and Executive’s employment shall, without further action by either party, terminate on such date, subject to Section 2(c).  A termination of Executive’s employment by reason of a notice of nonrenewal given by the Company where Executive is willing and able to continue performing services on the terms and conditions of this Agreement shall constitute a termination of the Executive without Cause for all purposes of this Agreement, unless the parties agree to the continuation of Executive’s employment pursuant to Section 2(c).

(b)                                 Notwithstanding anything contained herein to the contrary, Executive’s employment with the Company may be terminated by the Company or Executive during the Term, subject to the terms and conditions of this Agreement, and the Term shall end on the date on which Executive’s employment terminates.

(c)                                  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term upon such terms and conditions as the Board of Trustees of the Trust (the “Board”) and Executive may mutually agree. Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period”.

3.                                      Duties and Responsibilities.

(a)                                 During the Employment Period, Executive shall be employed and serve as the Chief Executive Officer of the Company, reporting directly to the Board.  Executive shall perform such duties, functions and responsibilities, commensurate with Executive’s position, as reasonably and lawfully directed by the Board.

(b)                                 Executive shall devote substantially all of his business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company (which, for all purposes of this Section 3(b), shall include all subsidiaries of the Company). Without limiting the foregoing, Executive shall not engage in any other business, occupation or related activity during the Employment Period that (a) conflicts with the interests of the Company, (b) interferes with the performance of his duties for the Company, or (c) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees or, with the advance approval of the Board or the Nominating and Corporate Governance Committee of the Board (not to be unreasonably withheld), serve on corporate boards or committees of companies that do not compete with the Company, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, including, without limitation, real estate investments and activities, so long as such investments and activities do not significantly interfere with or significantly detract from the performance of Executive’s responsibilities to the Company in accordance with this Agreement, and provided that any real estate investments or activities do not violate Section 12 and would not result in a breach of any fiduciary duty owed by Executive to the Company.

4.                                      Compensation and Benefits.

(a)                                 Base Salary.  During the Employment Period, the Company shall pay Executive an annual base salary in the amount of $575,000.00 (the “Annual Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.  Executive’s Annual Base Salary shall hereafter be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or its compensation committee (the “Compensation Committee”), be increased at any time or from time to time, but may not be decreased from the then-current Annual Base Salary without Executive’s prior written consent.

(b)                                 Annual Bonus.  In addition, for each fiscal year ending during the Employment Period, Executive shall be entitled to receive annual cash incentive compensation (an “Annual Bonus”) as follows, subject to Executive’s continued employment with the Company until December 31 of the applicable fiscal year, except as otherwise provided in Sections 6 and 7:

(i)                                     For fiscal year 2017, Executive shall be entitled to receive an Annual Bonus equal to $575,000.00 if target performance is attained, based upon the achievement of performance criteria to be determined by the Board or the Compensation Committee.

(ii)                                  The target bonus (and threshold and maximum bonuses, if any) and the performance criteria for each fiscal year after 2017 shall be determined by the Board or the Compensation Committee within the first three (3) months of each calendar year that begins during the Employment Period.

(iii)                               Payment of Annual Bonuses to Executive, if any, shall be made in the same manner and at the same time that other senior-level executives receive their annual bonus awards, but in any event no later than March 15 of the fiscal year following the end of the applicable performance year.

(c)                                  Long-Term Incentive Compensation.  During the Employment Period, Executive shall be eligible to be granted long term incentive or equity awards as may be determined by the Board or the Compensation Committee in its sole discretion under such plans and programs as may be in effect from time to time.

(d)                                 Taxes and Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

(e)                                  Additional Benefits.  In addition to the compensation specified above and other benefits provided pursuant to this Section 4, Executive shall be eligible for the following benefits during the Employment Period:

(i)                                     participation in all equity-based award and other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company from time to time and made generally available to executives of the Company, subject to the terms and conditions of such benefit plan as they may exist from time to time, provided that nothing herein shall obligate or require the Company to grant Executive any award under any such plan or program;

(ii)                                  participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to executives of the Company, subject to the general eligibility and participation provisions set forth in such plans;

(iii)                               participation in all deferred compensation, retirement or other benefit plans or perquisites as may be provided to any other executive of the Company on terms and conditions at least as favorable to Executive as the terms and conditions generally applicable to all other executives of the Company who are also executive officers of the Company (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

(iv)                              upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, reimbursement for all reasonable expenses actually paid or incurred by Executive during the Employment Period in the course of and pursuant to the business of the Company.

5.                                      Termination of Employment.

(a)                                 Termination. The Employment Period, and Executive’s employment with the Company, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries.

(b)                                 Notice of Termination.  Any termination of Executive’s employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  In the event of the termination of Executive’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

(c)                                  “Cause” shall mean the commission by Executive of any of the following acts or omissions:

(i)                                     willful and continued failure or habitual neglect in the performance of Executive’s duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially performed his duties and Executive has failed to cure such circumstance within thirty (30) days after receipt of such notice;

(ii)                                  any act of fraud, embezzlement, misappropriation, or dishonesty related to Executive’s duties to the Company that results in material harm to the Company;

(iii)                               a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

(iv)                              material violation of Sections 10 or 12, or any other written agreement to which Executive is a party imposing restrictive covenants upon Executive’s activities; or

(v)                                 willful and continuing breach of any of the other terms of this Agreement, after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has breached the Agreement and Executive has failed to materially cure such breach within thirty (30) days after receipt of such notice.

For purposes of this Section 5(c), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of, or not opposed to, the interests of the Company. Any determination of Cause will be made by the Board at a duly held meeting of the Board (held after reasonable notice to Executive and reasonable opportunity for him, together with his counsel, to be heard before the Board at the meeting) and pursuant to resolutions duly adopted by the affirmative vote of the majority of the Board present and voting at such meeting finding that in the good faith opinion of the Board that Executive has engaged in acts or omissions constituting Cause, provided that no such determination may be made, until Executive has been given written notice detailing the specific Cause event and, where applicable, the lapsing of any cure period.

(d)                                 “Change in Control” shall have the meaning set forth in the Workspace Property Trust 2017 Incentive Award Plan (or a successor plan, as applicable).

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                   “Disability” shall mean the inability of Executive, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform his principal duties to the Company, with or without reasonable accommodation, for a continuous period of one hundred and eighty (180) days, or periods aggregating two hundred and seventy (270) days in any twelve (12) month period.

(g)                                  “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following circumstances during the Employment Period:

(i)                                     the material diminishment of Executive’s authority, duties or responsibilities, it being understood that on or after the date on which a Change in Control occurs, Good Reason shall be deemed to have occurred if Executive is not the Chief Executive Officer (or a substantially similar position) of the Company (or the entity succeeding to the Company’s business) following the Change in Control;

(ii)                                  a reduction in Executive’s then-effective Annual Base Salary;

(iii)                               a material change in the geographic location at which  Executive must perform the services under this Agreement to any location other than in the metropolitan areas of Philadelphia, Pennsylvania or New York, New York;

(iv)                              the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement, whether by operation of law or otherwise; or

(v)                                 a material breach by the Company of the terms of this Agreement.

Notwithstanding the foregoing, Executive shall not be considered to have resigned for Good Reason unless Executive gives the Company written notice of resignation, specifying in reasonable detail the circumstance constituting Good Reason not more than sixty (60) days after Executive first becomes aware (or reasonably should have become aware) of such circumstance, the Company fails to cure such circumstance within thirty (30) days after receipt of such notice, and the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period; provided, that if the Company does cure such circumstance within such period Executive may withdraw his notice of resignation without prejudice within ten (10) days after the end of the cure period.

(h)                                 “Termination Date” shall mean the date on which Executive’s employment is terminated for any reason.

The definitions contained in Sections 5(c) through 5(h) shall apply for all purposes under this Agreement.

6.                                      Termination of Employment Resulting from Executive’s Death or Disability

Upon a termination of Executive’s employment by reason of death or Disability during the Employment Period, Executive (or the representative of his estate) shall be entitled to receive the following payments and benefits:

(a)                                 The following “Accrued Obligations”:

(i)                                     all accrued but unpaid Annual Base Salary through the Termination Date, and reimbursement of accrued but unused vacation and paid time off to the extent required by applicable state law or Company policy, payable not later than five (5) business days following the Termination Date (or such earlier date as may be required by applicable law);

(ii)                                  any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Employment Period;

(iii)                               any accrued but unpaid benefits provided under the Company’s “employee benefit plans” (within the meaning of Section 3(3) of ERISA) (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms of those plans; and

(iv)                              rights to indemnification by virtue of Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)                                 The following additional payments and benefits, subject to compliance with the release requirement of Section 8 and except as otherwise provided in Sections 12(h) and 14(e):

(i)                                     any earned but unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable as and when such amount would have been payable had the Employment Period not ended;

(ii)                                  An amount equal to Executive’s target Annual Bonus for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is the total number of days in such year, payable within fifty-five (55) days after the Termination Date; and

(iii)                               If Executive elects, on behalf of himself or his eligible dependents (or his dependents elect in the case of Executive’s death), to continue medical coverage under any medical plan of the Company pursuant to the provisions of Section 4980B of the Code or any other applicable law (“COBRA”), and such election is available to him pursuant to then governing law, and complies with all requirements for such coverage, an amount, payable directly to the plan provider or reimbursed to Executive not later than the last day of each month that such coverage is in effect, up to a maximum of eighteen (18) months (or such shorter duration as governing law may then allow) (the “Continuation Period”), equal to the excess, if any, of the premium paid by Executive for such coverage pursuant to COBRA over the premium that would be paid by an active employee for comparable coverage (the “Medical Continuation”). If Executive’s continuation coverage is terminated for any reason other than dictate of governing law prior to the end of such eighteen (18) month period, the Company’s obligations under this Section 6(b)(iii) shall terminate, regardless of whether the termination of Executive’s coverage constitutes a second qualifying event as defined by COBRA with respect to any other dependent.  In the event that (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Section 409A of the Code, or (B) the Company is otherwise unable to continue to cover Executive under its group health plan or doing so would jeopardize the tax-qualified status of such plans or would result in penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company premium payment shall thereafter be paid to Executive in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof).

7.                                      Termination of Employment by the Company or by Executive.

(a)                                 Termination by the Company for Cause or Resignation by the Executive without Good Reason. In the event the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, in either case, prior to the expiration of the Employment Period, Executive shall only be entitled to receive the Accrued Obligations.

(b)                                 Termination by the Company without Cause or Resignation by the Executive for Good Reason. In the event that during the Employment Period (i) the Company terminates Executive’s employment for any reason other than for Cause or due to Executive’s Disability, or (ii) Executive resigns for Good Reason, Executive shall be entitled to receive the Accrued Obligations and, subject to compliance with the release requirement of Section 8 and except as otherwise provided in Sections 12(h) and 14(e), the following payments and benefits:

(i)                                     All payments and benefits described in Section 6(b), except that in lieu of the amount described in Section 6(b)(ii), Executive shall receive an amount equal to Executive’s target Annual Bonus for the year in which the Termination Date occurs, payable within fifty-five (55) days following the Termination Date.

(ii)                                  A lump sum cash payment in an amount equal to three times the sum of (A) Executive’s Annual Base Salary immediately prior to the Termination Date, plus (B)  the average of Executive’s Annual Bonus for the three fiscal years prior to year in which the Termination Date occurs, payable within fifty-five (55) days following the Termination Date.  For purposes of clause (B), Annual Bonuses for years prior to 2017 shall not be included, and if fewer than three fiscal years have been completed prior to the Termination Date, the average Annual Bonus for the number of completed fiscal years shall be used (or if such termination occurs before payment of the 2017 Annual Bonus, the 2017 target Annual Bonus amount shall be used).

8.                                      Release.

Notwithstanding anything to the contrary above, all benefits and payments that may become payable pursuant to Section 6 or 7 (other than the Accrued Obligations) are conditioned on Executive, or the representative of his estate, executing a release of claims in a form reasonably acceptable to the Company (the “Release”), within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date, and the period provided in such Release having expired without Executive exercising his right to revoke, (subject to Section 14(e)(iv)), and if Executive fails to timely execute such Release or revokes the Release, Executive shall have no right to any such payment or benefit.

9.                                      Adjustment of Payments and Benefits

(a)                              Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder, when combined with any other amount payable to Executive, would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments  and benefits to be paid or provided to Executive shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section the reduction shall occur in the following order: (A) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (D) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (D) hereof), (C) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the payments subject to clause (D) hereof) and (D) then by reducing or eliminating the portion of the payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b)                                 The determination of whether the any payment or benefit shall be reduced as provided in Section 9(a) hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive within forty five (45) days after Executive’s final day of employment or the date of the transaction which causes the application of Section 280G of the Code, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive.

(c)                                  The extent (if any) to which long-term incentive or equity awards held by Executive vest or become exercisable or payable as a result of a termination of employment for any reason shall be governed exclusively by the terms of the plan or award agreement governing such award.

10.                               Confidential Information.

(a)                                 Executive understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company (which, for all purposes of this Section 10, shall include its subsidiaries).  Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law, court order or an order of any governmental authority.  Executive such take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)                                 The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors.  For purposes of this Section 10, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

(c)                                  Anything contained herein to the contrary notwithstanding, nothing in this Section 10, or any other provision of this Agreement, shall be construed to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, including without limitation SEC Rule 21F-17, 17 C.F.R. §240.21F-17. Executive shall not require prior authorization of any representative of the Company to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures, and disregard by Executive of any policy of the Company, or any direction from a superior, that would prohibit Executive from making such reports or disclosures shall not be considered Cause for purposes of this Agreement or otherwise subject Executive to any sanctions or disciplinary proceedings.

11.                               Return of Documents.

Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Company.

12.                               Noncompete; Non-Solicitation; Non-Disparagement.

Executive agrees that:

(a)                                 During the Employment Period, and for an eighteen (18) month period after his termination of employment for any reason other than death or Disability (the “Restricted Period”), Executive shall not, directly or indirectly, within the geographic region the Company or its subsidiaries are currently operating or are operating as of the date that Executive’s employment is terminated, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged directly or indirectly, in the development, construction, acquisition, ownership or operation of real property, or in the ownership of any interests in real property, that may compete with the properties owned or managed by the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a company or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such company or other entity.

(b)                                 If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c)                                  For purposes of this Section 12, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

(d)                                 Non-Solicitation.  Executive agrees that during the Restricted Period, Executive will not, without written consent of the Company, directly or indirectly, including causing, encouraging, directing or soliciting any other person to, contact, approach or solicit (other than, so long as Executive continues to be employed by the Company and makes such contact, approach or solicitation made on behalf of the Company) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is or has been employed or retained in the operation of the Company’s business during the period commencing three (3) months prior to the date of such hiring or offering of employment, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any person that is a current or former customer, supplier or other business relation of the Company to terminate its relationship or otherwise cease doing business in whole or in part or reduce the amount of business with the Company.

(e)                                  Non-Disparagement.  Executive agrees not to disparage the Company or its past and present officers, directors or employees, and the Company agrees to cause its officers and directors not to disparage Executive.  No statement or disclosure made by Executive regarding potential violations of law or regulation as described in Section 10(c) shall be considered “disparagement” for purposes of this Agreement.

(f)                                   Acknowledgements.  Executive acknowledges and agrees that (i) Executive’s obligation to comply with the restrictions in this Section 12 shall be independent of any obligation owed to Executive by the Company (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Executive is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise; (ii) no claim against the Company by Executive (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company or its affiliates of the restrictions in this Section 12, (iii) the time limitations and the geographic scope on the restrictions in this Section 12 are reasonable, (iv) the restrictions imposed under this Section 12 are reasonably necessary for the protection of the Company and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) through this Agreement, Executive shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 12, and (vi) the provisions of this Section 12 and its subparts provide a reasonable way of protecting the Company’s business value.

(g)                                  Extension of Time.  In the event that Executive breaches any covenant, obligation or duty in this Section 12, such duty, obligation, or covenant shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this Section 12 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(h)                                 Legal and Equitable Remedies.  Upon any material breach by Executive of any of the provisions of Sections 10, 11 or 12, Executive shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Executive pursuant to this Agreement (other than the Accrued Obligations). In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under Sections 10, 11 or 12, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of Executive’s obligations (whether individually or together) under Sections 10, 11 or 12.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 10, 11 or 12, and that such relief may be granted without the necessity of proving actual damages, and without bond.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN SECTIONS 10, 11 OR 12 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON BREACH OF SECTIONS 10, 11 OR 12 BY EXECUTIVE, THE COMPANY IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO COMPANY. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.  For avoidance of doubt, no statement or disclosure made by Executive regarding potential violations of law or regulation as described in Section 10(c) shall be considered a breach of this Agreement or result in the forfeiture of any payments or benefits.

13.                               Successors.

(a)                                 Company’s Successors.  This Agreement may not be assigned by the Company except to a successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets, and the Company shall, by operation of law, contract or otherwise, require any such successor to assume and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b)                                 Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

14.                               Miscellaneous Provisions.

(a)                                 Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the first business day after being sent by reputable overnight courier, or on the third business day after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and addressed to Executive at the address shown on the Company’s personnel records, or to the Company at the address set forth below, or such other address as a party shall give notice of by notice given in the same manner:

Workspace Property Trust, L.P.
700 Dresher Rd., #150
Horsham, PA 19044
Attn: President and Chief Operating Officer

(b)                                 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(c)                                  Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof’ mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

(d)                                 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(e)                                  Section 409A of the Code.  To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i)                                     To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii)                                  If Executive becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A upon a termination of employment, and such termination of employment does not constitute a “separation from service” as defined in Section 409A, payment of such amount shall be deferred, without interest, and paid on the earlier of the date Executive incurs a separation from service, as so defined (subject to subsection (f)(iii)) below, or the date of Executive’s death.

(iii)                               If Executive is a “specified employee”, as defined in Section 409A on the date he incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to subsection (f)(ii) above, shall be deferred, without interest, and paid on the earlier of the first business day of the seventh month following the month that includes Executive’s separation from service, or the date of Executive’s death.

(iv)                              If the fifty-five (55) day period following the Termination Date ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A, the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v)                                 Any reimbursement of any expense payable to Executive that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi)                              The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes, additional taxes or penalties imposed on Executive in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

(f)                                   No Duplication of Payments.  Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

(g)                                  Modification or Waiver.  No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.  The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(h)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereunder.

(i)                                     Survival of Agreements.  The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12 and 14 each shall survive the Employment Period and termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Trust:

WORKSPACE PROPERTY TRUST

By:
Its:

Employer:

By:
Its:

Executive:

Thomas A. Rizk

[Signature Page to Executive Employment Agreement]